EXHIBIT 8(m)(v)
AMENDMENT NO. 4
to
MANAGEMENT AND ADMINISTRATIVE SERVICE AGREEMENT
The MANAGEMENT AND ADMINISTRATIVE SERVICE AGREEMENT (“Agreement”) made and entered into by and between IL Annuity and Insurance Company (“ILA”) ( subsequently merged into Indianapolis Life Insurance Company (“ILICO”) effective June 30, 2003) and Ameritas Life Insurance Corp. (“ALIC”) effective as of October 1, 2002 as amended by Amendment No. 1 entered into among ILA, ILICO and ALIC as of June 30, 2003: Amendment No. 1. (sic) entered into between ILICO and ALIC as of October 1, 2005; Amendment No. 3 entered into between ILICO and ALIC as of October 30 , 2007 is hereby further amended to reflect the merger of ILICO into Aviva Life and Annuity Company (“ALAC”) with ALAC as the surviving entity.
NOW, THEREFORE, the Agreement is amended, effective upon the effective date of the merger, as follows:
The parties understand, acknowledge and agree that ALAC is successor in interest to all of ILICO’s rights, interests and obligations under and pursuant to the Agreement. Accordingly, all references in the Agreement to “Indianapolis Life Insurance Company” and to “ILICO” shall be deemed to be references to “Aviva Life and Annuity Company” or “ALAC,” respectively.
This Amendment will be effective on the date that the merger referred to above is effective.

INDIANAPOLIS LIFE INSURANCE COMPANY		AMERITAS LIFE INSURANCE CORP.

By:	/s/ Christopher J. Littlefield	By:	/s/ Robert C. Barth

Title:	Executive Vice President & Chief Operating Officer	Title:	Senior Vice President & Chief Financial Officer

AVIVA LIFE AND ANNUITY COMPANY

By:	/s/ Christopher J. Littlefield

Title:	Executive Vice President & Chief Operating Officer